Filed Pursuant to Rule 424(b)(3)
Registration No. 333-191106

HINES GLOBAL REIT II, INC.
SUPPLEMENT NO. 1 DATED MAY 5, 2016
TO THE PROSPECTUS DATED APRIL 29, 2016

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Hines Global REIT II, Inc. (“Hines Global II”), dated April 29, 2016 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to supersede and replace information contained in the Prior Performance section of the Prospectus beginning on page 159 as described below.

1.	The first paragraph under Prior Performance — Summary Information — Capital Raising on page 159 is hereby superseded and replaced with the following:
The total amount of funds raised from investors in the Prior Programs during the 10 years ended December 31, 2015 was approximately $15.2 billion. There were over 75 third-party institutional investors in the privately-offered programs and approximately 120,000 investors in both Hines REIT and Hines Global I, combined. Please see “Appendix A—Prior Performance Tables—Table I” and “Appendix A—Prior Performance Tables—Table II” for more detailed information about Hines’ experience in raising and investing funds for Prior Programs during the three year period ended December 31, 2015 and the compensation paid to Hines and its affiliates as the sponsor and manager of these Prior Programs.

2.	The second table under Prior Performance — Summary Information — Investments onpage 160 of the Prospectus is hereby superseded and replaced with the following:

	Real Estate Investments
Location	Number	Percentage	Cost	Percentage
			(In thousands)
United States:
East Region	8	3%	$1,079,650	6%
Southwest Region	19	8%	$1,592,777	8%
Midwest Region	9	4%	$1,756,594	9%
West Region	31	13%	$4,657,130	25%
Southeast Region	27	12%	$1,773,155	9%
TOTAL UNITED STATES	94	40%	$10,859,306	57%
International:
Western Europe	44	19%	$3,539,899	19%
Canada	1	*	$215,500	1%
Emerging Market Economies	89	38%	$3,772,604	20%
Australia	5	2%	$513,174	3%
TOTAL INTERNATIONAL	139	60%	$8,041,177	43%
TOTAL	233	100%	$18,900,483	100%
* Amount represents less than 1%.

3.
The paragraph describing HCC Interests LP under Prior Performance — Prior Program Summary — Programs in Operations/Dispositions Phase on page 164 of the Prospectus is hereby superseded and replaced with the following:

HCC Interests LP
HCC Interests LP (“HCC”) was formed in May 2006 to develop and acquire office, retail, land development, industrial, mixed use and hospitality projects in China. HCC had equity capital commitments of US$11 million. The Fund’s commitment term expired on May 25, 2009. HCC is managed by Hines, and Hines has discretion over investment decisions.